Exhibit 99.1
FOR IMMEDIATE RELEASE

NAPCO REPORTS RESULTS FOR FISCAL 2012
-Net Income for Fiscal Year Increases 104% to $2.3 Million
-Management to Host Conference Call Today at 11AM-

AMITYVILLE, N.Y.- September 19, 2012 - NAPCO Security Technologies, Inc., (NASDAQ:NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal year ended June 30, 2012.

Highlights:

Net sales for fiscal 2012 remained relatively constant at $70,928,000 as compared to $71,392,000 a year ago. For the three months ended June 30, 2012, net sales decreased 4% to $19,872,000, from $20,697,000 a year ago. The decrease was primarily due to a decline in sales of Marks door locks. Domestic sales, exclusive of Marks, increased 7% for fiscal 2012 and 4% for the three months ended June 30, 2012.

Adjusted EBITDA* for fiscal 2012 increased $330,000 or 5% to $6,598,000 as compared to $6,268,000 for the same period a year ago. For the three months ended June 30, 2012, Adjusted EBITDA* decreased $246,000 or 7% to $3,511,000 from $3,757,000 for the same period a year ago (*see table attached).

Net income for fiscal 2012 increased by $1,165,000 or 104% to $2,286,000 or $0.12 per share as compared to $1,121,000 or $0.06 per share for the same period a year ago. Net income for the three months increased $438,000 or 31% to $1,841,000 or $0.09 per share as compared to $1,403,000 or $0.07 per share for the same period a year ago. Per share results are based on 19,453,000 and 19,303,000 fully diluted weighted average shares for the three and twelve months ended June 30, 2012, respectively, and 19,321,000 and 19,176,000 fully diluted shares for the three and twelve months ended June 30, 2011.

Cash generated by operating activities was approximately $4.1 million for fiscal 2012 and $1.1 million for the three months ended June 30, 2012.

Debt, net of cash, has been reduced by $18.6 million from $35.9 million to $17.3 million since acquiring Marks USA in August of 2008.  $3,400,000 of this reduction occurred in fiscal 2012, of which $800,000 occurred in the fourth quarter.

Gross Profit for the year ended June 30, 2012 was $21,152,000 or 29.8% of net sales, an increase of 5% compared to $20,101,000 or 28.2% of net sales for same period a year ago.

Selling, general and administrative expenses for year ended June 30, 2012 remained relatively constant at $17,341,000 as compared to $17,188,000 for the same period a year ago.

Operating income for the year ended June 30, 2012 increased by $1,298,000 or 52% to $3,811,000 as compared to $2,513,000 for the same period a year ago.

Richard Soloway, Chairman and President, stated, “This past year continued our trend of increasing our net income and strengthening our balance sheet. The higher profitability came from two areas; Gross profit increased based mainly on our focus on higher margin products and markets as well as increasing our production planning and control efficiencies and overhead expenses. Interest costs decreased primarily from our continuing reduction of our outstanding debt. Additionally, in June 2012 we completed a significant amendment to our credit facilities that extended them into 2016 and offered us lower borrowing rates as compared to the previous agreement. This new agreement will allow us to decrease our interest expense even further starting in July 2012.”

Mr. Soloway added, “Our new commercial offerings continued to propel nice growth for our Company. The award-winning, Gemini Commercial platform has staked out a solid position within the lucrative and vibrant commercial fire and burglary market segment. Alarm Lock’s Networx™, wireless access control locking system, continues its steady growth in market share and provides a unique security solution to education, health care and government markets.”

Mr. Soloway continued, “We also continued to grow our concentration of product entries that provide the Company with recurring monthly income. Products such as Starlink 2™ wireless GSM alarm communicator, iSeeVideo™ remote video viewing system and Gemini My Remote Keypad, the product that allows consumers to control your security system from any broadband device, all grew in market penetration, this past year. The next addition to our SaaS (Software as a service)-based suite of recurring revenue generating products, will be that of iBridge™ remote services. Utilizing advanced Z-Wave technology, this product entry will allow consumers to control their thermostats, lighting or home entry locks, from any internet enabled device.”

Mr. Soloway concluded, “We are very pleased that in Fiscal 2012 we have been able to continue the positive trend from Fiscal 2011 and increase our profitability even further. We believe that Marks has bottomed out and will improve next year, due to expansions in the product line, new segmenting of the sales force, and the way new products are being engineered.  As our new and exciting products gain more traction we look forward to more and more earning potential in the coming year.”

NAPCO Security Technologies, Inc. annual meeting is set for December 11, 2012, with a record date of October 26, 2012.

NAPCO will host a conference call for the investment community, today, September 19, 2012, at 11:00am ET.

Interested parties may participate in the call by dialing 877-407-8291; international callers dial 201-689-8345 about 5-10 minutes prior to 11:00 AM ET. The conference call will also be available on replay starting at 1:00 PM ET on September 19, 2012 and ending on October 3, 2012. For the replay, please dial 877-660-6853 (replay account # 405, replay conference #399805). The access number for the replay for international callers is 201-612-7415 (replay account # 405, replay conference #399805).

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.
This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

June 30, 2012 and 2011
(In Thousands, Except Share Data)

	2012	2011
CURRENT ASSETS

Cash and cash equivalents	$2,979	$3,077
Accounts receivable, net of reserves and allowances	16,408	17,640
Inventories	19,448	19,986
Prepaid expenses and other current assets	964	950
Deferred income taxes	650	528
Total Current Assets	40,449	42,181

Inventories - non-current	3,834	4,201
Deferred income taxes	1,762	2,083
Property, plant and equipment, net	7,247	7,741
Intangible assets, net	11,251	12,316
Other assets	207	273

TOTAL ASSETS	$64,750	$68,795

CURRENT LIABILITIES

Current maturities of long term debt	$1,600	$3,572
Accounts payable	3,163	4,649
Accrued expenses	1,814	2,553
Accrued salaries and wages	1,589	1,785
Accrued income taxes	78	437

Total Current Liabilities	8,244	12,996
Long-term debt, net of current maturities	18,657	20,205
Accrued income taxes	126	165
Total Liabilities	27,027	33,366

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 20,095,713 shares issued; and 19,095,713 shares outstanding	201	201
Additional paid-in capital	14,080	14,072
Retained earnings	29,057	26,771

	43,338	41,044
Less: Treasury Stock, at cost (1,000,000 shares)	(5,615)	(5,615)

TOTAL STOCKHOLDERS' EQUITY	37,723	35,429

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,750	$68,795

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Fiscal year ended June 30,
	2012 (unaudited)	2011 (unaudited)	2012 (unaudited)	2011 (audited)
	(In thousands, except share and per share data)

Net sales	$19,872	$20,697	$70,928	$71,392
Cost of sales	12,835	14,222	49,776	51,291

Gross Profit	7,037	6,475	21,152	20,101
Selling, general, and administrative expenses	4,668	4,033	17,341	17,188
Impairment of goodwill and other intangible assets	--	400	--	400

Operating Income	2,369	2,042	3,811	2,513

Other expense:
Interest expense, net	260	327	1,149	1,660
Other, net	67	5	109	46

	327	332	1,258	1,706
Income before Provision (Benefit) for Income Taxes	2,042	1,710	2,553	807
Provision (Benefit) for income taxes	201	307	267	(314)

Net Income	$1,841	$1,403	$2,286	$1,121

Income (Loss) per share:
Basic	$0.10	$0.07	$0.12	$0.06
Diluted	$0.09	$0.07	$0.12	$0.06

Weighted average number of shares outstanding:

Basic	19,096,000	19,096,000	19,096,000	19,096,000
Diluted	19,453,000	19,321,000	19,303,000	19,176,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands)

	3 months ended June 30,		12 months ended June 30,
	2012	2011	2012	2011

Net income (GAAP)	$1,841	$1,403	$2,286	$1,121
Add back provision (benefit) for income taxes	201	307	267	(314)
Add back interest and other expense	327	332	1,258	1,706
Operating income (GAAP)	2,369	2,042	3,811	2,513
Adjustments for non-GAAP measures of performance:

Add back amortization of acquisition-related intangibles	266	288	1,065	1,154
Add back stock-based compensation expense	--	14	8	66

Add back change to inventory reserve	504	693	504	693

Add back costs relating to Marks consolidation	--	--	--	216
Add back impairment of Goodwill and Other Intangible assets	--	400	--	400
Add back costs associated with waivers and amendments to credit facilities	--	--	--	69
Adjusted non-GAAP operating income (loss)	3,139	3,437	5,388	5,111
Add back depreciation and other amortization	372	320	1,210	1,157
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$3,511	$3,757	$6,598	$6,268

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, changes to inventory reserves, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

INVESTOR INQUIRIES:
Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara, Regional Vice-President
Hayden IR
(646) 755-7412
james@haydenir.com

Donald Weinberger
Wolfe Axelrod Weinberger Assoc. LLC
(212) 370-4500; (212) 370-4505 fax
don@wolfeaxelrod.com